SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             MasterCard Incorporated
                                (Name of Issuer)

                     Class A Common Stock, $0.0001 par value
                         (Title of Class of Securities)

                                    57636Q104
                                 (CUSIP Number)

                                  May 30, 2008
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)




     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



                              (Page 1 of 10 Pages)

CUSIP No. 57636Q104               13G Page                        2 of 10 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            The Children's Investment Fund Management (UK) LLP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                England
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     4,337,669
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     4,337,669
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     4,337,669
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                     5.04%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                      PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 57636Q104                   13G                    Page 3 of 10 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            The Children's Investment Fund Management (Cayman) Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     4,337,669
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     4,337,669
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     4,337,669
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                     5.04%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                      CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 57636Q104                  13G                     Page 4 of 10 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            The Children's Investment Master Fund
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     4,337,669
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     4,337,669
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     4,337,669
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                     5.04%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                      CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 57636Q104                  13G                     Page 5 of 10 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Christopher Hohn
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                United Kingdom
--------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     4,337,669
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     4,337,669
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     4,337,669
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                     5.04%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                       IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 57636Q104                  13G                     Page 6 of 10 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is MasterCard Incorporated (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 2000 Purchase Street, Purchase NY 10577.

Item 2(a).     Name of Person Filing:

        This statement is filed by:

        (i) The Children's Investment Fund Management (UK) LLP, a United Kingdom limited liability partnership ("TCIF UK"), with respect to the Shares owned by the TCI Fund (as defined below) (the "TCI Shares");

        (ii) The Children's Investment Fund Management (Cayman) Ltd., a Cayman Islands exempted company ("TCIF"), with respect to the TCI Shares;

        (iii) The Children's Investment Master Fund, a Cayman Islands exempted company (the "TCI Fund"), with respect to the Shares directly owned by it;

        (iv) Christopher Hohn, with respect to the TCI Shares (collectively with TCIF UK, TCIF and the TCI Fund, the "TCI Reporting Persons");

         The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is:

        (i) TCIF UK: 7 Clifford Street, London, W1S 2WE, United Kingdom;

        (ii) TCIF: PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies;

        (iii) The TCI Fund: PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies;

        (iv) Mr. Hohn: 7 Clifford Street, London, W1S 2WE, United Kingdom.

CUSIP No. 57636Q104                  13G                     Page 7 of 10 Pages

Item 2(c).     Citizenship:

     TCIF UK is a limited liability partnership organized under the laws of England. TCIF and the TCI Fund are exempted companies organized under the laws of the Cayman Islands. Mr. Hohn is a citizen of the United Kingdom.

Item 2(d).     Title of Class of Securities:

     Common Stock, $0.0001 par value (the "Common Stock")

Item 2(e).  CUSIP Number:

 57636Q104

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ] Broker or dealer registered under Section 15 of the Act,

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                   Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)  [ ] Investment Adviser in accordance with Rule 13d-1
                   (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

Item 4.   Ownership.

     The TCI Fund falls under the management of both TCIF and TCIF UK. The principal business of the TCI Fund is to invest in securities. Christopher

CUSIP No. 57636Q104                  13G Page                     8 of 10 Pages

Hohn is the Managing Partner of TCIF UK and the 100% owner of TCIF. By reason of the provisions of Rule 13d-3 of the Act, Mr. Hohn may be deemed to beneficially own the shares owned by the TCI Fund.

         A. TCIF UK, TCIF, the TCI Fund, and Mr. Hohn

                     (a) Amount beneficially owned: 4,337,669
                     (b) Percent of class: 5.04% The percentages used herein
               and in the rest of Item 4 are calculated based upon the 86,060,835 shares of Class A common stock issued and outstanding as of April 24, 2008 as reflected in the Form 10-Q for the quarter ended March 31, 2008 filed by the Company on April 29, 2008.
                     (c) Number of shares as to which the person has: (i) Sole
               power to vote or direct the vote: 0 (ii) Shared power to vote or direct the vote: 4,337,669 (iii) Sole power to dispose or direct the disposition: 0 (iv) Shared power to dispose or direct the disposition: 4,337,669

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     Not applicable.


Item 9.  Notice of Dissolution of Group.

     Not applicable.


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the

CUSIP No. 57636Q104                  13G Page                    9 of 10 Pages


control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  June 6, 2008


                                          THE CHILDREN'S INVESTMENT FUND
                                          MANAGEMENT (UK) LLP


                                          ------------------------------
                                          Christopher Hohn
                                          Managing Partner

                                          THE CHILDREN'S INVESTMENT FUND
                                          MANAGEMENT (CAYMAN) LTD.


                                          ------------------------------
                                          David DeRosa
                                          Director

                                          THE CHILDREN'S INVESTMENT MASTER FUND


                                          ------------------------------
                                          David DeRosa
                                          Director



                                          ------------------------------
                                          Christopher Hohn

CUSIP No. 57636Q104                  13G                   Page 10 of 10 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  June 6, 2008


                                          THE CHILDREN'S INVESTMENT FUND
                                          MANAGEMENT (UK) LLP


                                          ------------------------------
                                          Christopher Hohn
                                          Managing Partner

                                          THE CHILDREN'S INVESTMENT FUND
                                          MANAGEMENT (CAYMAN) LTD.


                                          ------------------------------
                                          David DeRosa
                                          Director

                                          THE CHILDREN'S INVESTMENT MASTER FUND


                                          ------------------------------
                                          David DeRosa
                                          Director



                                          ------------------------------
                                          Christopher Hohn